SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                          Date of Report: October 14, 1998


                   CHASE COMMERCIAL MORTGAGE SECURITIES CORP.
       (formerly known as "Chemical Commercial Mortgage Securities Corp.")
       -------------------------------------------------------------------
                           (Exact Name of Registrant)


      New York                     333-05271              13-3728743
   --------------                -------------          ------------------
   (State or other               (Commission             (IRS Employer
   jurisdiction of                File Number)           Identification No.)
   incorporation)


                        380 Madison Avenue, New York          10017-2951
                   Address of principal executive offices)    (Zip Code)

  Registrant's telephone number, including area code: (212) 622-3510


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Item 5.  Other Events.

         In a press release dated October 6, 1998, Standard & Poor's Ratings Services ("S&P") announced that it had removed CRIIMI MAE Services Limited Partnership ("CMS") from its approved list of special servicers. CMS is special servicer for Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass - Through Certificates, Series 1998-1 (the "Certificates"). The action follows the bankruptcy filing of CRIIMI MAE Inc. on October 5, 1998.
CRIIMI MAE. Inc. is the parent company of the general partner of CMS. As of the date of the press release, the Special Servicer had not filed for bankruptcy protection.

         Section 7.01(d) of the pooling and servicing agreement relating to the Certificates (the "Agreement") states that the Special Servicer shall take all actions as are required by it in order to maintain its status as an approved special servicer with each of S&P and Moody's Investors Service, Inc. ("Moody's" and together with S&P the "Rating Agencies"). Under Section 7.01(a)(iii) of the Agreement, any failure by the Special Servicer to perform in any material respect any of its covenants which continues unremedied for a period of 30 days after it has been given written notice of such failure by one of the parties listed in the Agreement (including Holders of 25% of any Class of Certificates) would constitute an Event of Default with respect to the Special Servicer. Chase Commercial Mortgage Securities Corp. is unaware of any such notice being given to the Special Servicer. In addition, an Event of Default with respect to the Special Sevicer will occur if the Trustee shall receive notice from either Rating Agency that the continuation of the Special Servicer in such capacity would result ,or has resulted , in a downgrade, qualification or withdrawal of any rating then assigned by such Rating Agency to any Class of Certificates.

         S&P has not taken any action with respect to its ratings on the Certificates. In a press release dated October 6, 1998, Moody's announced that it had confirmed its ratings on the Certificates.


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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  October 15, 1998


                                            Chase Commercial Mortgage
                                            Securities Corp.


                                           By:   /s/ Scott Davidson
                                                  -------------------
                                           Name:   Scott Davidson
                                           Title:  Vice President